Pitney Bowes Inc. - Form 10-Q                      Pitney Bowes Inc.
Six Months Ended June 30, 1996             Computation of Earnings per Share            Exhibit (ii)
Page 49
                                             Three Months Ended June 30, Six Months Ended June 30,
(Dollars in thousands, except per share data)           1996          1995         1996         1995
Primary

Income from continuing operations (1)            $   118,533   $    98,348  $   225,042  $   194,337
Discontinued operations                                    -        10,675            -       20,997

Net income applicable to common stock            $   118,533   $   109,023  $   225,042  $   215,334

Weighted   average  number  of  common   shares
  outstanding                                    149,444,335   151,140,234  149,655,627  151,147,730
Preference stock, $2.12 cumulative convertible       731,416       789,002      738,887      800,486
Stock option and purchase plans                      769,363       324,315      777,022      224,559

Total common and common equivalent shares
  outstanding                                    150,945,114   152,253,551  151,171,536  152,172,775

Income per common and common equivalent share -
  primary:
  Continuing operations                          $       .79   $       .65  $      1.49  $      1.28
  Discontinued operations                                  -           .07            -          .14
  Net income                                     $       .79   $       .72  $      1.49  $      1.42

Fully Diluted

Income from continuing operations                $   118,533   $    98,349  $   225,042  $   194,338
Discontinued operations                                    -        10,675            -       20,997

Net income applicable to common stock            $   118,533   $   109,024  $   225,042  $   215,335

Weighted average number of common shares
  outstanding                                    149,444,335   151,140,234  149,655,627  151,147,730
Preference stock, $2.12 cumulative convertible       731,416       789,002      738,887      800,486
Stock option and purchase plans                      803,981       356,987      846,838      259,794
Preferred stock, 4% cumulative convertible            11,490        11,490       11,490       11,526

Total common and common equivalent shares
  outstanding                                    150,991,222   152,297,713  151,252,842  152,219,536

Income per common and common equivalent share -
  fully diluted:
  Continuing operations                          $       .79   $       .65  $      1.49  $      1.28
  Discontinued operations                                  -           .07            -          .14

  Net income                                     $       .79   $       .72  $      1.49  $      1.42
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[FN]
  (1)  Income from continuing operations was adjusted for preferred dividends.